For Immediate Release: February 19, 1997  NASDAQ Ticker Symbol: CDSI

                     CDSI ITS REWINS CONTRACT TO SUPPORT GSA'S
                      GREATER SOUTHWEST, HEARTLAND, AND ROCKY
                                 MOUNTAIN REGIONS

Contact:    Sandra L. Christopher (301) 921-7044

            CDSI Information Technology Solutions Company (CDSI ITS), a division of Computer Data Systems, Inc., announced today that the General Services Administration (GSA) in Fort Worth, Texas has awarded the ADP Technical Support Services contract for the Greater Southwest, Heartland, and Rocky Mountain Regions to CDSI ITS. CDSI has been the incumbent on this GSA contract, for the past four and a half years. If all options are exercised, the contract period of performance will run through May, 2002 and the potential contract value would be $310 Million.

            CDSI is pleased to have the opportunity to continue the successful partnership that we have shared with GSA in the Greater Southwest, Heartland, and Rocky Mountain Regions.

            Under the contract, CDSI will provide business, scientific, risk analysis and security-related information system services. CDSI ITS will perform from an established base of offices throughout the fifteen states that comprise the three GSA regions: Arkansas, Colorado, Iowa, Kansas, Louisiana, Missouri, Montana, Nebraska, New Mexico, North Dakota, Oklahoma, South Dakota, Texas, Utah, and Wyoming.

            Computer Data Systems, Inc., founded in 1968, is a recognized leader in providing broad-based information technology solutions for government and commercial customers. As one of the foremost federal systems integrators and system developers in the United States, CDSI provides customers with innovative applications for enhancing their business processes - enabling customers to realize cost efficiencies, provide better service, and introduce new capabilities. CDSI's services include systems integration, custom software development, data center management, proprietary applications software, and value-added processing.

            CDSI Information Technology Solutions Company, a division of Computer Data Systems, Inc., provides client/server development, network engineering, telecommunications integration, and desktop integration services to federal, state and local government customers, as well as commercial customers.